Exhibit 11.1



          Computation of Historical Net Income (loss) Per Common Share

                                                                   Year Ended April 30,

                                                            1995          1996           1997
                                                            ----          ----           ----
          Net income                                    $ 1,256,587    $   656,870  $ (7,854,273)
                                                        ===========    ===========  ============

          Weighted average number of shares
          outstanding                                                    4,000,000     5,858,601
          Add:
              Shares issuable upon conversion of
                Series A Redeemable Convertible
                Preferred Stock                                            992,061
              Shares issuable from the assumed
                exercise of options as determined by the
                application of the treasury stock method                   611,144       381,965(1)
                                                                       -----------  ------------
                                                                         5,603,205     6,240,566
                                                                       ===========  ============
          Net income (loss) per common share                           $      0.12  $      (1.26)
                                                                       ===========  ============

The above computations include all common equivalent shares issued within the 12 months preceding the filing date as if they were outstanding for all periods presented (using the treasury stock method) and the as if converted method with regards to the Series A redeemable convertible preferred stock. Earnings per share for fiscal 1995 has not been presented since such amounts are not deemed meaningful due to the significant change in the Company's capital structure that occurred in connection with the public offering.

(1) See Note 1 to the consolidated financial statements. Pursuant to the Securities and Exchange Commission Staff Accounting Bulletins all common and common equivalent shares issued within the 12 months preceding the effective date of the initial public offering are treated as if they were outstanding for all periods presented (using the treasury stock method) even if the effect is antidilutive.